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                                                                     Exhibit 4.1


         Each certificate representing shares of the common stock of MTR Gaming Group, Inc. provides the following concerning the rights of security holders:

                  "This certificate and the shares represented hereby are subject to the laws of the State of Delaware, and to the Certificate of Incorporation and By-laws of the Corporation, as now or hereafter amended. The Securities represented by this certificate are subject to the Corporation's right of repurchase from a Disqualified Holder as provided by the Certificate of Incorporation."